EXHIBIT 3.7

CERTIFICATE OF AMENDMENT
TO THE CERTIFICATE OF INCORPORATION
OF PREFERRED VOICE, INC.

Preferred Voice, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify:

FIRST: That Article FIRST of the Corporation’s Certificate of Incorporation is amended to read in its entirety as follows:

FIRST.  The name of the Corporation shall be “Aly Energy Services, Inc.”

SECOND: That the foregoing amendment (the “Amendment”) has been approved by the Corporation pursuant to a resolution of its Board of Directors and that thereafter, pursuant to a resolution of the Board of Directors, a majority in interest of the stockholders of the Corporation (acting by written consent in lieu of special meeting) voted in favor of the Amendment.

THIRD: That the Amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

FOURTH: That this Certificate of Amendment shall become effective on the date and at the time this Certificate of Amendment is duly filed with and accepted by the Secretary of State of the State of Delaware.

IN WITNESS WHEREOF this Certificate of Amendment has been executed for Preferred Voice, Inc., by Mary G. Merritt, its President, this May 14, 2013.

/s/ Mary G. Merritt
Mary G. Merritt, President